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                                                                  EXHIBIT 10.38


                           MEMORANDUM OF UNDERSTANDING
           BETWEEN RESEARCH CORPORATION TECHNOLOGIES AND ABGENIX, INC.



        Research Corporation Technologies, Inc. ("RCT") and Abgenix, Inc. ("Abgenix") desire to enter a business arrangement to commercialize antibodies binding to CD45 [*] for the treatment of transplant rejection, autoimmune disorders and other inflammatory disorders. RCT owns a patent portfolio protecting these antibodies. Collectively, the antibodies, data relating to the development work conducted by RCT or RCT contractors, know-how related to the antibodies and the patents are referred to as the "CD45 Technology." RCT has developed the CD45 Technology through pre-clinical studies and now desires to find a partner to advance the CD45 Technology to the clinic. Abgenix possesses expertise in developing human therapeutic antibodies and also owns or has rights to technologies capable of creating fully human antibodies. This human antibody technology involves proprietary genetically engineered animals (mice), know-how and a related patent portfolio collectively referred to as the "XenoMouse Technology."

        SECTION 1. Confidentiality and Prior Agreements. To date, RCT and Abgenix have been subject to that Confidential Disclosure Agreement between RCT and Abgenix effective June 16, 1997. RCT and Abgenix agree that inquiries and information related to this MOU will be subject to the terms of that Confidential Disclosure Agreement. [*] Any research by either RCT or Abgenix involving both XenoMice and the CD45 Technology will continue to be governed by these agreements until they are superseded by legally binding agreements based on the Commercialization terms contained in this MOU.

        SECTION 2. Good Faith. RCT and Abgenix agree to use the
Commercialization Terms outlined in SECTION 3 below as a basis for the negotiation of binding agreements, and further agree to negotiate in good faith regarding any changes that may be made to final binding agreements.

        SECTION 3. Commercialization Terms.

            1. RCT is continuing in its effort to advance the development of the CD45 Technology through preclinical studies. To that end, RCT intends to actively seek a third party licensee or strategic pharmaceutical development partner ("Partner") to complete clinical development and sell a pharmaceutical product based on the CD45 Technology. RCT intends to find a Partner prior to filing of an IND for a lead product; however, RCT may elect to file an IND and conduct an initial clinical trial in order to attract a Partner.

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            2. RCT will contract with Abgenix to generate fully human antibodies to CD45RB using the XenoMouse Technology ("Abgenix Contract"). The Abgenix Contract shall provide a plan of research and development (the "Research Plan") [*]. The Research Plan for the Abgenix Contract is further outlined below.

                       RESEARCH PLAN FOR ABGENIX CONTRACT

        Goal: Utilizing the XenoMouse Technology, [*]

            a. Both Abgenix and RCT will [*]

            b. [*]

            c. [*]

            d. Abgenix will [*]

            e. Abgenix will [*]

            f. Abgenix will [*]

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            g. Abgenix will produce [*] that satisfy the criteria set forth in the Goal. As an alternative, RCT and Abgenix may elect to produce [*] should this strategy better satisfy the Goal.

        3. Abgenix will grant RCT an option (the "Abgenix Option") to acquire an exclusive worldwide license (with rights to sublicense to a Partner) to the XenoMouse Technology for making, using and selling the CD45 isoform antibodies that are the subject of RCT's patent rights or know-how, and all improvement inventions, know-how and data that results from the Abgenix Contract ("Abgenix License"). The Abgenix License shall also grant RCT the right to conduct (on its own or through a sublicensee such as a Partner) human clinical studies for commercial or regulatory purposes. [*]

        Key financial terms of the Abgenix License are as follows:

        RCT shall pay Abgenix [*] of all Sublicense Revenues received by RCT from the Partner, but no less than [*] of the net sales by the Partner of products made and sold utilizing the rights granted under the Abgenix Technology. Sublicense Revenues shall include license fees, milestone payments, shares of equity, research/development reimbursement payments and royalties.

        Should RCT be unable to secure a partner that will itself make and sell human pharmaceutical products based on the CD45 Technology and using the XenoMouse Technology, RCT may elect to directly (or through a related entity "Newco", as described below) make and sell such human pharmaceutical products. If RCT so elects, RCT (or Newco) shall make the following payments to Abgenix:

        (I)    [*]
        (II)   [*]
        (III)  [*]
        (IV)   [*]
        (VI)   [*]

        * The payment will not be made if RCT (or Newco) should notify Abgenix that [*]. In such a case, RCT (or Newco) will forfeit rights to manufacture and sell human pharmaceutical products; however, RCT (or Newco) will continue to enjoy the rights granted under the Abgenix Option and Abgenix License to grant sublicenses to sell human pharmaceutical products under the Abgenix License to a Partner.

        4. To facilitate the commercialization of the CD45 Technology and file an IND if needed, RCT may create a new entity, Newco, to develop and commercialize the CD45 Technology. RCT would give Newco worldwide exclusive rights to commercialize the CD45 Technology through

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a license (RCT License). Concurrently with the grant of the RCT License, RCT would assign the Abgenix Option (or Abgenix License if converted), the Abgenix Contract and related obligations from both agreements to Newco. Newco, with management assistance from RCT, [*] while developing the CD45 Technology toward and possibly into clinical trials. Should Newco [*], it may elect to directly make and sell human pharmaceutical products under the RCT License and Abgenix License as long as Newco has made all required payments to Abgenix in Section
3.3 above.

        5. At any time during the development of the CD45 Technology by RCT or Newco, Abgenix is free to enter business discussions with RCT or Newco to acquire a sublicense to the CD45 Technology as the Partner. [*]

            SECTION 4. Binding Effect. RCT and Abgenix agree that the Abgenix Contract, the Abgenix Option, the Abgenix License and any related agreements shall include, as appropriate, the terms and conditions set forth in this MOU, and will not be changed without consent of RCT and Abgenix.


RESEARCH CORPORATION TECHNOLOGIES, INC.



By: /s/ Gary M. Munsinger
    -----------------------------------
    Gary M. Munsinger, President



ABGENIX, INC.



By: /s/ R. Scott Greer
    -----------------------------------
    R. Scott Greer, President and CEO

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* Certain information on this page has been omitted and filed separately with
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